Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221037
Prospectus Supplement dated March 2, 2018
(To Prospectus Dated October 20, 2017)

The Procter & Gamble Company
Direct Stock Purchase Plan

14,500,000 Shares of Common Stock (without par value)
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This is a Prospectus Supplement ("Supplement") to the Prospectus dated October 20, 2017 (the "Prospectus"), related to The Procter & Gamble Company Direct Stock Purchase Plan (the "Plan").

Wells Fargo Shareowner Services ("WFSS"), a division of Wells Fargo & Company ("Wells Fargo"), was appointed as Administrator of the Plan.  On February 1, 2018, Wells Fargo announced that it had completed the sale of WFSS to Equiniti Group plc.  In connection with such sale of WFSS, the Administrator appointment for the Plan will be transferred from WFSS to Equiniti Trust Company d/b/a EQ Shareholder Services ("EQSS").  Accordingly, EQSS will now serve as Administrator of the Plan.  Further, the broker purchasing and selling shares of Common Stock under the Plan is no longer an affiliate of the Administrator.  All sections set forth in the Prospectus including the addresses and telephone numbers for the Administrator remain unchanged except that any references to "Wells Fargo Shareowner Services" should be read to be "Equiniti Trust Company d/b/a EQ Shareholder Services" and any references to an "affiliated broker" should be read to be a "broker".

Unless expressly defined herein, all terms in this Prospectus Supplement have the same meanings as in the Prospectus.

This Supplement constitutes part of the Prospectus and must accompany the Prospectus.